U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2008

On2 Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15117	84-1280679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Corporate Drive, Suite 100, Clifton Park, NY	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 348-0099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2008, On2 Technologies, Inc. (the “Company”) and Matthew C. Frost, currently the Company’s interim Chief Executive Officer and its Chief Operating Officer, modified the terms of Mr. Frost’s employment agreement with the Company. The Company, acting through the Compensation Committee of its Board of Directors, and Mr. Frost negotiated a new employment agreement to replace his previous employment agreement. At the recommendation of the Compensation Committee, the employment agreement was approved by the Company’s full Board of Directors.

The following summarizes the principal terms of Mr. Frost’s new employment agreement with the Company:

Title and Duties: Mr. Frost shall serve as Chief Operating Officer of the Company and shall manage the Company’s day-to-day operations.

Compensation: The Company shall pay Mr. Frost an annual base salary of $250,000, which shall be retroactive to June 13, 2008, when Mr. Frost was appointed Chief Operating Officer. The Company shall also include Mr. Frost at the highest level in the Company’s stock option, bonus or other incentive compensation plan made available to senior management. Mr. Frost shall also be entitled to participate in the Company’s benefit programs available to senior executives. The Company shall grant to Mr. Frost 300,000 stock options under the Company’s 2005 Incentive Compensation Plan, vesting in three equal installments on the date of grant, June 13, 2009 and June 13, 2010, as well as 250,000 shares of restricted stock, vesting in two equal installments on June 13, 2009 and June 13, 2010. Any unvested stock options and/or restricted stock shall immediately vest if the Company completes a change of control transaction, or if the Company terminates the employment agreement without cause or Mr. Frost terminates the employment agreement for good reason (discussed under “Termination,” below).

Term: The initial term of the employment agreement is three years, subject to renewal upon notice by Mr. Frost to the Company within the period of between 270 and 60 days prior to the stated termination date, wherein Mr. Frost will offer to renew the employment agreement for an additional three-year term. Unless the Company rejects his renewal offer within 15 days of such notice, the employment agreement will be extended for an additional three-year term.

Termination: The employment agreement may be terminated prior to its stated expiration date due to Mr. Frost’s death or disability. The Company may terminate the employment agreement “for cause” and such cause is not satisfactorily addressed within 15 days of the Company’s written notice (except where cause is predicated on Mr. Frost’s commission of a felony, crime of moral turpitude, act of material fraud or dishonesty, disregard of rights of fellow employees of the Company or violation of the Company’s policies regarding harassment or discrimination, which shall not be subject to a cure period). Mr. Frost may terminate the employment agreement “for good reason,” such as the Company’s materially diminishing his compensation, authority or duties (other than shifting his duties as interim Chief Executive Officer to the person who shall assume the role of Chief Executive Officer from Mr. Frost), unless the Company satisfactorily addresses the good reason within 15 days of Mr. Frost’s notice to the Company. If the Company terminates the employment agreement for cause, or if Mr. Frost resigns without good reason, the Company will not be required to pay any further compensation, but will continue to provide medical, disability and other benefits for six months following termination. If Mr. Frost is terminated without cause or resigns for good reason, then the Company shall continue to pay his base salary for one year from the termination date, shall pay a pro rated portion of bonus compensation that Mr. Frost would have become entitled to but for his termination, and any unvested stock options and restricted stock shall immediately vest.

Restrictions: Without the Company’s prior permission, Mr. Frost is precluded from engaging in, or acting on behalf of a third party engaged in, the business of design or development of digital compression, decompression or playback technologies in the computing, telecommunications or entertainment industries for a period through the stated term of the employment agreement or, if it is terminated prior to its stated term, for 365 days following such early termination. Also, without the Company’s prior permission, Mr. Frost will is precluded from disclosing any of the Company’s trade secrets or other confidential information to any third party, either during the term of the employment agreement or thereafter.

A copy of Mr. Frost’s new employment agreement is attached hereto as Exhibit 10.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	New Employment Agreement with Mr. Frost

On October 17, 2008, the Company entered into new employment agreement with Matt Frost, the Company’s interim Chief Executive Officer and Chief Operating Officer, a copy of which is attached as Exhibit 10.1 to this Current Report. The new employment agreement was negotiated by the Compensation Committee of the Company’s Board of Directors and approved by the Board of Directors. See Item 1.01 for further information.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Matthew C. Frost, dated October 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ON2 TECHNOLOGIES, INC.

Date: October 22, 2008	By:	/s/ Timothy Reusing
	Name:	Timothy Reusing
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with Matthew C. Frost, dated October 17, 2008